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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT of 1934


                         Commission File Number 2-71332

                            TWENTIETH BANCORP, INC.
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            (Exact name of registrant as specified in its charter)

                               1900 THIRD AVENUE
                        HUNTINGTON, WEST VIRGINIA 25703
                                 (304) 526-6200
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      COMMON STOCK, $1 PAR VALUE PER SHARE
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           (Title of each class of securities covered by this Form)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     /X/
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or
notice date:       0
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Twentieth Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  MAY 2, 1997                  By:  /s/ B. C. McGINNIS, III
                                        -------------------------------
                                    Name:  B. C. McGinnis, III
                                    Title: Executive Vice President,
                                           Horizon Bancorp, Inc., Successor by
                                           Merger to Twentieth Bancorp, Inc.